Exhibit 99.1
Clearwire Introduces CLEAR™ 4G Mobile Internet
Service to Atlanta
Atlanta Becomes Home to Largest Metropolitan Mobile WiMAX Network in the U.S.
CLEAR™ Transforms Atlanta into the Fastest Unwired City in the South
Clearwire Showcases Mobile WiMAX Capabilities and Devices During Consumer Launch Event Today at
Atlantic Station
Company continues progress on plans to bring CLEAR to 80 markets by end of 2010
ATLANTA – June 16, 2009 – Clearwire Communications, LLC, an operating subsidiary of Clearwire Corporation, (NASDAQ: CLWR), today officially transformed Atlanta into the fastest unwired city in the South. The city is now home to the largest 4G WiMAX wireless broadband network in the United States with CLEAR™ service available to nearly three million people across approximately 1,200 square miles. With CLEAR, consumers and businesses can access the Internet wirelessly, at true broadband speeds — at home, in the office, and on the go.
“By delivering broadband connectivity to people, and not just places, we now offer Atlantans the freedom to enjoy super-fast Internet access wherever they go in our coverage area,” said Marc Brachman, General Manager of Atlanta market for Clearwire. “Whether it’s a busy parent who wants full Internet connectivity in the back of the family minivan, a small business owner looking to conduct online video chats with customers from the field, a person looking to access entertainment sites like Hulu without being tied to a fixed-location, or a college student simply looking for one Internet service provider to meet their needs at home and on-the-go, CLEAR delivers. We’re providing a valuable, new kind of Internet service designed to make our customers’ lives more enjoyable and more productive, wherever they happen to be in our coverage area.”
A CLEAR Difference
Unlike other wireless services, CLEAR delivers a mobile broadband Internet experience on par with speeds typically experienced only on fixed residential and commercial connections, like DSL. For example, some of today’s 3G wireless networks typically deliver download speeds of between 1.0 and 1.7 Mbps. CLEAR customers, however, can expect to see download speeds of 4 to 6 Mbps with bursts exceeding 15 Mbps, far surpassing even the peak theoretical speeds of 7.2 Mbps in upcoming 3G upgrades. In Atlanta, the CLEAR network utilizes an area-wide WiMAX radio system from Motorola.
CLEAR’s simple and innovative pricing gives customers ultimate flexibility. CLEAR’s mobile and residential plans can be purchased by the day or by the month, and do not require long-term service contracts. Home Internet service plans start at $20 per month, while mobile Internet plans start at $40 per month, or customers can purchase a convenient day pass for

$10. Additional savings are available for customers purchasing both home and mobile Internet services or signing up for a two-year service agreement. Full details about pricing options and business plans are available at www.clear.com.
Simply Plug-In and Go
CLEAR offers several simple choices for broadband connectivity.
•	USB modem: Mobile users simply plug-in CLEAR’s compact, mobile WiMAX-enabled USB modem into their laptop to get online. The USB modem, from Motorola, is available for only $59.99 or leased for just $4.99 per month. Customers can purchase the modem from a store or online.

•	Residential modem & services: For residential service, CLEAR offers customers a wireless high-speed modem, about the size of a small book. Customers simply plug the modem into a power outlet anywhere in their home or office and connect the modem to their PC or wireless router. This enables consumers and businesses to install high-speed Internet service without the need to schedule an appointment, drill holes in their walls, or otherwise disrupt their day. The CLEAR residential modem, from Motorola, can be purchased for $79.99 or leased for just $4.99 monthly. Residential customers can also add in-home voice service with purchase of the CLEAR Voice Adapter for $15, and receive unlimited local and long distance service for just $24.99 per month.

•	CLEAR Spot: With the CLEAR Spot, any existing, off-the-shelf Wi-Fi device (compatible with 802.11b/g) can connect to CLEAR’s mobile WiMAX network. The CLEAR Spot creates a personal Wi-Fi hotspot that travels with consumers anywhere they happen to be within CLEAR’s mobile WiMAX service area. This $139 device is a portable, battery-powered router that seamlessly connects up to eight standard Wi-Fi-enabled devices (computers, mobile phones, portable gaming, consoles, cameras, etc.) to the Internet via a CLEAR USB modem to access CLEAR’s mobile WiMAX network.

•	Intel Embedded WiMAX Laptops: Numerous CLEAR-compatible embedded WiMAX laptops based on Intel® Centrino® 2 processor technology are now available directly from their manufacturers and through other channels. From Dell, these include the Studio 17, Studio XPS 16, Latitude E4300, Latitude E6400, Latitude E6400 ATG, Latitude E6500, Precision M2400, and Precision M4400. From Fujitsu, this includes the LifeBook P8020. WiMAX-ready laptops from Lenovo include the ThinkPad line: SL400, SL500, X200, X200s, X200 Tablet, X301, T400, T500, W500, W700. From Samsung, this includes the X460 notebook as well as the NC10, the first WiMAX-enabled netbook based on the Intel® Atom™ processor, available in the U.S. From Toshiba, consumers can order the Portégé® R600-ST520W and Satellite® U405-S2920.

•	Coming Soon: Panasonic has announced plans to deliver this year a Toughbook® computer with embedded WiMAX based on Intel® Centrino® 2 processor technology, and compatible with the CLEAR network. A dual-mode, 3G/4G, modem is coming this summer, which will provide CLEAR customers access to Sprint’s nationwide 3G network, and consumers will also soon be able to order the Samsung Mondi™, mobile WiMAX enabled handheld device.

Customers can purchase the service online at www.clear.com, or by visiting numerous retail locations throughout metro Atlanta including: the CLEAR store at 55 Peachtree Street, Cumberland Mall, North Point Mall, or Lennox Square; any of 11 Best Buys or 29 RadioShack stores; or other authorized CLEAR dealers.
Atlanta Launch Event and Community Outreach
Clearwire will also host a consumer launch event at Atlantic Station today, June 16, from 9:30am-3:00pm in The District section of Atlantic Station, located in midtown Atlanta. The event is an opportunity for the public to experience CLEAR‘s advantages firsthand through a series of mobile WiMAX demonstrations. In addition, attendees will be treated to some unique visual displays of the service including on a CLEAR-branded hot air balloon, and a glass-enclosed living room on wheels. Attendees will also have opportunities to win prizes, including CLEAR product discounts and other merchandise. In addition, CLEAR and Intel will announce plans to provide dozens of embedded WiMAX laptops based on Intel® Centrino® 2 processor technology, as well as netbooks based on Intel® Atom™ processors, with CLEAR service to Atlanta Public Schools before the start of the next school year.
“We look forward to today’s launch event and making meaningful contributions to the local community in the days and years ahead,” continued, Brachman. “We appreciate the support from Intel to make this donation of netbooks and laptops possible, and know Atlanta Public Schools will benefit from this token of mutual appreciation for the tireless service they provide to their students and staff.”
Additional Markets
As part of a multi-year network build-out plan, Clearwire’s 4G network will be available in major metropolitan areas across the United States. In addition to Atlanta, mobile WiMAX is already available in Baltimore, Maryland, and Portland, Oregon. Clearwire also plans to launch CLEAR in Las Vegas later this summer.
The company plans to bring CLEAR to 80 markets and up to 120 million people by the end of 2010. Some of the additional markets planned to launch in 2009 include Chicago, Charlotte, Dallas/Ft. Worth, Honolulu, Philadelphia, and Seattle. Some of the additional markets planned to launch in 2010 include New York, Boston, Washington, D.C., Houston and the San Francisco Bay Area.
For more information about CLEAR, visit www.clear.com. Detailed company information about Clearwire is available at www.clearwire.com.
For press, product images and company logos can be downloaded from the Clearwire’s website at: http://newsroom.clearwire.com/phoenix.zhtml?c=214419&p=imagegallery.
About Clearwire
Clearwire Communications, LLC, an operating subsidiary of Clearwire Corporation (NASDAQ: CLWR), offers a robust suite of advanced high-speed Internet services to consumers and businesses. As part of a multi-year network build-out plan, Clearwire’s 4G service, called CLEAR™, will be available in major metropolitan areas across the U.S., and bring together an unprecedented combination of speed and mobility. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next generation broadband access. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides 4G service, utilizing WiMAX technology, in three markets and provides pre-WiMAX communications services in 50 markets across the U.S. and Europe. Headquartered in Kirkland, Wash., additional information about Clearwire is available at www.clearwire.com.
# # #
Contact Information:

Clearwire Media Relations	JLM Partners for Clearwire
Susan Johnston	Mike DiGioia
425-766-1585 (mobile)	206-819-9032 (mobile)
425-216-7913 (office)	206-381-3600 (office)
susan.johnston@clearwire.com	mike@jlmpartners.com
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the securities laws. The statements in this release regarding plans for the development and deployment of the first nationwide next-generation wireless broadband network based on mobile WiMAX technology; the timing, availability, capabilities and coverage of our network; products and services to be offered on our network; planned marketing and branding efforts and other statements that are not historical facts are forward-looking statements. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are projections reflecting management’s judgment and assumptions based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements due to a variety of factors, including, but not limited to the risks referenced in the section of Clearwire’s Annual Report on Form 10-K entitled “Risk Factors,” filed March 26, 2009.
Clearwire believes the forward-looking statements in this release are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Clearwire is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.